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Deal Name: Nationstar 2006-B	SUBPRIME
We would like to see the following data on the aggregate collateral and on all of the groups in the deal.

	aggregate pool	group: __1	group: __2	group: __3
gross WAC (%)	8.898
wtd avg FICO	601
FICO < 500 (%)	1.5%
FICO < 550 (%)	12.9%
FICO < 600 (%)	53.4%
FICO 600-650 (%)	31.3%

Calculations including 1st liens only:
% Uninsured w/ LTV > 80%	53.03%
LTV = 80 (%)	8.80%

Calculations excluding silent/simultaneous 2nds (*):						if first lien and no second lien in the deal,
wtd avg CLTV (%)	79.15%				}	then provide LTV if first lien and second
CLTV > 80 (%)	54.17%					lien in the deal, then provide CLTV
CLTV 95 -100 (%)	2.92%					if second lien, then provide CLTV

silent/simultaneous 2nd liens (%)	1.77%

Calculations including silent/simultaneous 2nds (**):
wtd Avg CLTV	79.38%
CLTV 90 - 95 (%)	14.94%				}	Provide CLTV on first, second and
CLTV 95 - 100 (%)	3.90%					silent/simultaneous seconds

Full Doc (%)	77.28%
Stated Doc (%)	22.72%
No Doc /No Ratio / NINA (%)	0.00%
purch (%)	10.08%
CO refi (%)	75.12%
Own Occ (%)	0.00%
Investor (%)	0.80%
Prepay Penalty (%)	56.84%
wtd avg DTI (%)	40.04%
DTI < 40%	41.54%
DTI 40 - 45%	22.21%
DTI 45 - 50%	26.18%
DTI 50 - 55%	9.28%
DTI > 55%	0.80%
ARM ? (% of total)	55.81%
2/28 (% of total)	51.77%
3/27 (% of total)	3.63%
5/25 (% of total)	0.11%
1st Lien (%)	95.90%
1st Lien (% By #)	0.00%
Avg Loan Balance	121,058.93
# of Loans	8,258
Loan Bal < $100k (%)	25.36%
Mtg Rates > 12% (%)	6.68%
Manuf Housing (%)	1.08%
largest state (%)	CA - 17.87%
IO loans (%)	0.38%
%IO loans w/ Stated Maturity >30 yrs	0.00%
10yr IO (%)	0.00%
5yr IO (%)	0.38%
2 yr IO (%)	0.00%
IO: FICO	631.99
IO LTV (%)	82.45
IO DTI (%)	39.57
IO full doc (%)	77.47%
IO: purch (%)	47.11%
loans w/ maturity and/or amortization > 30yrs (%)	24.87%
>30yr FICO (%)	611.27
>30yr LTV (%)	80.30
>30yr DTI (%)	42.31
>30yr full doc (%)	65.38%
>30yr purch (%)	13.86%
Moody's Expected Loss (%)
S&P Expected Loss (%)
Fitch Expected Loss (%)
DBRS Expected Loss (%)
Full Appraisal (%)	97.75%
AVM (%)	2.25%
Other (%)	0.00%

Loan Type	Teaser	IO Term	Loan Term	Gross	Avg. Balance	Initial Rate	% of pool
	Period (mths)	(mths)		Margin	($)	(Annual %)
Please make appropriate additions to include relevant ARM and/or IO loan types in the deal, and complete the fields listed below
FIXED OTHER	0	0	202	0.00	$57,523	9.04%	0.3%
BALLOON	0	0	316	0.00	$141,789	8.49%	6.0%
FIXED 5Yr	0	0	60	0.00	$51,202	8.99%	0.0%
FIXED 10Yr	0	0	120	0.00	$25,317	10.22%	0.5%
FIXED 15Yr	0	0	180	0.00	$44,156	9.83%	2.6%
FIXED 20Yr	0	0	240	0.00	$57,169	9.77%	2.3%
FIXED 25Yr	0	0	300	0.00	$98,585	8.46%	0.4%
FIXED 30Yr	0	0	360	0.00	$91,865	9.39%	32.0%
Fixed IO	0	60	360	0.00	$114,650	7.75%	0.0%
6 month ARM	6	0	349	6.83	$70,462	11.26%	0.3%
6 month ARM	13	0	360	6.88	$35,364	12.25%	0.0%
BALLOON	24	0	360	5.81	$276,943	7.80%	18.8%
2/28 ARM	24	0	360	6.58	$155,194	9.01%	32.6%
2/28 ARM IO	24	60	360	5.60	$248,780	7.43%	0.3%
BALLOON	36	0	360	6.17	$235,972	7.98%	1.5%
3/27 ARM	36	0	360	6.95	$140,738	8.98%	2.1%
3/27 ARM IO	36	60	360	4.87	$249,300	6.70%	0.0%
5/25 ARM	60	0	360	3.16	$140,499	7.02%	0.1%

Any information regarding disposable income would also be appreciated. Thanks very much.